EXHIBIT 99.1

                      [On California Amplifier letterhead]


FOR IMMEDIATE RELEASE:

          CalAmp Nominates Richard Gold as New Chairman of the Board

                 Ira Coron will be named Chairman Emeritus


VENTURA COUNTY, CA, June 1, 2004 - California Amplifier, Inc. (Nasdaq: CAMP) today announced that Richard Gold, a current member of the Board of Directors, has been nominated for the position of Chairman of the Board, to become effective at the annual meeting to be held on July 30, 2004. Ira Coron, the current Chairman of the Board, has chosen not to stand for reelection to the Board at the annual meeting and will be named Chairman Emeritus.

Richard Gold, 49, has been a director of the Company since December 2000.
He is a Venture Director with InnoCal II, L.P., a venture capital partnership, a position held since May 2004. Mr. Gold has extensive experience in senior management positions in the telecommunications equipment industry. He served as President and Chief Executive Officer of Nova Crystals, Inc., a supplier of optical sensing equipment, from December 2002 until May 2004. He also served as Chairman of Radia Communications, Inc., a supplier of wireless communications semiconductors, from June 2002 to July 2003. Previously, Mr. Gold was Chairman, President and Chief Executive Officer of Genoa Corporation, a supplier of optical communications semiconductors, and held various senior-level executive positions with Pacific Monolithics, Inc., a supplier of wireless communications equipment, including VP Engineering, COO, and President and CEO. He holds a BS degree in Engineering Physics from Cornell University, an MBA from Northeastern University, and a PhD in Electrical Engineering from Stanford University.

Ira "Ike" Coron has been Chairman of the Board of the Company since March 1994. Mr. Coron was CalAmp's Chief Executive Officer until 1997 and remained an officer of the Company until February 1999. From 1989 to 1994 he was an independent management consultant to several companies and venture capital firms. He retired from TRW, Inc. in 1989, after serving in numerous senior management positions with TRW for over 20 years, among which was Vice President and General Manager of TRW's Electronic Components Group. He also served as a member of the Executive Committee of the Wireless Communications Association.

Fred Sturm, President and Chief Executive Officer commented, "I am very pleased that Rick Gold has agreed to serve as Chairman. His extensive experience in wireless technologies has been a great asset in shaping the Company's expansion into new markets. I look forward to working with him as we continue transforming CalAmp into a premier provider of wired and wireless communication solutions."

"This is an exciting time for CalAmp, as the Company broadens its growth horizons and expands the solutions it is able to deliver to its customers," said Mr. Gold.

Mr. Sturm added, "I would like to join the rest of the Board in thanking Ike Coron for his 10 years of service and leadership. Since becoming CalAmp's chairman in 1994, Ike has done a tremendous job navigating the Company through several important transitions in our served markets and business strategy. We look forward to continuing to benefit from his counsel in his new role of Chairman Emeritus."

About the Company

CalAmp is a leading provider of communications technology solutions, services, and products. The Company offers service providers, enterprise customers and technology developers a comprehensive range of communications access and content delivery products, services and solutions. The Company leverages its expertise in supplying cost-effective, high volume radio frequency (RF) products, and is a leading provider of outdoor customer premise equipment to the U.S. direct broadcast satellite (DBS) market. Drawing upon its growing expertise in networking applications and wireless technologies, CalAmp has developed solutions for digital multimedia delivery, residential broadband data delivery, retailing applications, public safety markets and wireless enterprise connectivity. With diverse capabilities ranging from product inception through cost-effective, large-scale production, CalAmp provides cost-effective, high quality solutions to a broad array of customers and markets. CalAmp is headquartered in Ventura County, California and has approximately 800 employees. The Company was founded in 1981 and has been publicly traded since 1983.

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to integrate the Vytek acquisition successfully, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
       Crocker Coulson				Rick Vitelle
       Partner						Chief Financial Officer
       CCG Investor Relations				California Amplifier, Inc.
       (818) 789-0100					(805) 987-9000
       crocker.coulson@ccgir.com


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